Exhibit 99.2.i

Ashton Mining of Canada Inc.	Third Quarter Report 2006

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor

INTERIM CONSOLIDATED BALANCE SHEETS

(unaudited, dollars in thousands)

	September 30,	December 31,
	2006	2005

ASSETS

CURRENT ASSETS
Cash and short-term deposits	$17,536	$16,118
Receivables from joint venture partners	2,329	470
Other receivables and prepaid expenses	609	395
	20,474	16,983

EQUIPMENT AND LEASEHOLD
IMPROVEMENTS, NET	4,116	1,838
RESOURCE PROPERTIES (NOTE 2)	25,347	18,501

	$49,937	$37,322

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$4,227	$1,170
Advances from joint venture partners	41	145
	4,268	1,315

ASSET RETIREMENT OBLIGATIONS	600	200

SHAREHOLDERS’ EQUITY
Share capital (Note 3)	120,790	107,721
Contributed surplus	1,882	1,459
Deficit	(77,603)	(73,373)
	45,069	35,807

COMMITMENTS (NOTE 4)

	$49,937	$37,322

SEE THE ACCOMPANYING NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

Approved on behalf of the Board of Directors:

“Brian C. Irwin”	“Marcel de Groot”

Brian C. Irwin, Director	Marcel de Groot, Director

Ashton Mining of Canada Inc.	Third Quarter Report 2006

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants
for a review of interim financial statements by an entity’s auditor

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands except Basic and Diluted Loss per Share)

	Three months		Nine months
	ended September 30,		ended September 30,
	2006	2005	2006	2005

EXPENSES
Exploration costs written off to operations	$943	$3,088	$2,467	$5,277
Investor relations and shareholder reporting	596	66	885	351
Office and administration	249	77	437	247
Professional and consultants fees	1,243	18	1,285	77
Remuneration	437	223	958	720
Stock-based remuneration	262	99	451	295
	3,730	3,571	6,483	6,967

OTHER INCOME (EXPENSES)
Investment income	236	76	606	257
Gain (loss) on sale of equipment	(1)	6	(1)	1

LOSS BEFORE INCOME TAXES	3,495	3,489	5,878	6,709
Future income tax recovery	-	-	(1,648)	(1,100)
LOSS FOR THE PERIOD	$3,495	$3,489	$4,230	$5,609

BASIC AND DILUTED LOSS PER SHARE
	$0.04	$0.05	$0.05	$0.07
WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	95,128,113	76,903,603	91,450,169	76,724,742

SEE THE ACCOMPANYING NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

INTERIM CONSOLIDATED STATEMENTS OF DEFICIT
(unaudited, dollars in thousands)

	Nine months ended September 30,
	2006	2005

DEFICIT, BEGINNING OF PERIOD	$73,373	$63,107
Loss for the period	4,230	5,609

DEFICIT, END OF PERIOD	$77,603	$68,716

SEE THE ACCOMPANYING NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

Ashton Mining of Canada Inc.	Third Quarter Report 2006

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, dollars in thousands)

	Three months		Nine months
	ended September 30,		ended September 30,
	2006	2005	2006	2005

OPERATING ACTIVITIES
Loss for the period	$(3,495)	$(3,489)	$(4,230)	$(5,609)
Items not affecting cash:
Depreciation and amortization	5	6	15	20
Exploration costs written off to operations	943	3,088	2,467	5,277
Future income tax recovery	-	-	(1,648)	(1,100)
Loss (gain) on sale of equipment	1	(6)	1	(1)
Stock-based remuneration	262	99	451	295
	(2,284)	(302)	(2,944)	(1,118)
Net change in non-cash working capital
Receivables and prepaid expenses	(37)	41	(214)	(76)
Due to and from joint venture partners	(536)	(154)	(1,963)	206
Accounts payable and accrued liabilities	1,879	903	3,057	1,032
	(978)	488	(2,064)	44

FINANCING ACTIVITIES
Proceeds from issue of common shares
(Note 3)	193	124	14,689	330

INVESTING ACTIVITIES
Acquisition of equipment and
leasehold improvements	(1,022)	(66)	(2,677)	(153)

Proceeds on sale of equipment	-	8	-	8

Expenditures on resource properties, net
of related depreciation expense and
asset retirement costs	(3,405)	(3,478)	(8,530)	(7,132)
	(4,427)	(3,536)	(11,207)	(7,277)
INCREASE (DECREASE) IN CASH AND
SHORT-TERM DEPOSITS	(5,212)	(2,924)	1,418	(6,903)
Cash and short-term deposits,
beginning of period	22,748	12,754	16,118	16,733

CASH AND SHORT-TERM DEPOSITS,
END OF PERIOD	$17,536	$9,830	$17,536	$9,830

SEE THE ACCOMPANYING NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

Ashton Mining of Canada Inc.	Third Quarter Report 2006

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants
for a review of interim financial statements by an entity’s auditor

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
Three and nine months ended September 30, 2006 and 2005

Ashton Mining of Canada Inc. (“Ashton”) is a diamond exploration company with interests in a number of exploration properties in Canada and the United States. Ashton’s ability to recover the amounts deferred as resource properties is dependent upon the discovery of economically recoverable reserves, confirmation of Ashton’s interest in the underlying mineral properties, Ashton’s ability to obtain the necessary financing to complete the development, and the profitability of future operations.

Under a takeover offer announced on July 24, 2006 and closed on October 16, 2006, Stornoway Diamond Corporation (“Stornoway”) acquired a 75.6% interest in Ashton. As at September 30, 2006, Stornoway had completed the acquisition of 68.2% of the issued and outstanding common shares of Ashton. Stornoway has announced that it will proceed with a plan of arrangement or amalgamation to acquire 100% of Ashton.

1.                   BASIS OF PRESENTATION

The interim consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles applicable to interim financial statements. They follow accounting policies and methods of their application consistent with the annual consolidated financial statements as at December 31, 2005, but they do not conform in all respects with the disclosure requirements of generally accepted accounting principles for annual financial statements. Accordingly, they should be read in conjunction with Ashton’s December 31, 2005 annual consolidated financial statements.

2.                   RESOURCE PROPERTIES

(a) Three months ended September 30, 2006 and 2005 (unaudited, dollars in thousands)

					Northwest
					Territories and
	Quebec		Alberta		Nunavut		Others		Total
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005

June 30	$19,291	$13,960	$514	$1,668	$2,534	$4,702	$3	$38	$22,342	$20,368
Period expenditures
Bulk sampling	1,853	-	-	-	-	-	-	-	1,853	-
Drilling	322	1,340	-	407	-	263	-	-	322	2,010
Geophysics	146	228	39	(18)	-	15	8	19	193	244
Indicator mineral
sampling	294	311	(12)	-	16	459	380	31	678	801
Laboratory analysis	189	227	-	-	30	92	39	9	258	328
Mineral tenure	27	34	2	5	1	-	-	-	30	39
Other	597	137	4	27	-	7	13	7	614	178
	3,428	2,277	33	421	47	836	440	66	3,948	3,600
Exploration costs written
off to Operations	(467)	(1,073)	(7)	(676)	(30)	(1,276)	(439)	(63)	(943)	(3,088)
September 30	$22,252	$15,164	$540	$1,413	$2,551	$4,262	$4	$41	$25,347	$20,880

Ashton Mining of Canada Inc.	Third Quarter Report 2006

The Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants
for a review of interim financial statements by an entity’s auditor

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
Three and nine months ended September 30, 2006 and 2005

(b) Nine months ended September 30, 2006 and 2005 (unaudited, dollars in thousands)

					Northwest
					Territories and
	Quebec		Alberta		Nunavut		Others		Total
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005

December 31	$15,565	$13,372	$488	$1,378	$2,405	$3,921	$43	$1	$18,501	$18,672
Period expenditures
Bulk sampling	5,167	-	-	-	-	-	-	-	5,167	-
Drilling	1,132	2,699	-	426	-	626	-	-	1,132	3,751
Geophysics	389	867	48	245	-	27	23	63	460	1,202
Indicator mineral
sampling	352	387	-	-	37	509	572	31	961	927
Laboratory analysis	498	572	-	-	205	426	69	19	772	1,017
Mineral tenure	41	195	7	11	13	74	-	-	61	280
Other	675	202	4	34	4	26	77	46	760	308
	8,254	4,922	59	716	259	1,688	741	159	9,313	7,485
Exploration costs written
off to Operations	(1,567)	(3,130)	(7)	(681)	(113)	(1,347)	(780)	(119)	(2,467)	(5,277)
September 30	$22,252	$15,164	$540	$1,413	$2,551	$4,262	$4	$41	$25,347	$20,880

Included in exploration costs written off to operations in the three and nine months ended September 30, 2006 are approximately $753,000 (2005 - $609,000) and $1.3 million (2005 - $892,000), respectively, of general exploration costs incurred for the identification of prospective mineral rights.

3.                   SHARE CAPITAL

(a) Authorized

The authorized capital of Ashton consists of an unlimited number of common shares without par value and an unlimited number of preferred shares, issuable in series, without par value. No preferred shares have been issued.

Ashton Mining of Canada Inc.	Third Quarter Report 2006

The Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants
for a review of interim financial statements by an entity’s auditor

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
Three and nine months ended September 30, 2006 and 2005

(b) Issued and Outstanding Common Shares (dollars in thousands)

	Nine months ended September 30
	2006		2005
	Shares Issued	Amount	Shares Issued	Amount

Balance, beginning of period	84,103,500	$107,721	76,563,600	$99,639
Future income tax benefit of exploration
costs renounced to shareholders		(1,648)		(1,100)
Issued during the period:
Short form prospectus offering	10,714,286	14,370
Exercise of options:
Cash proceeds	437,500		435,500	330
Contributed surplus		319		2
		28

Balance, end of period	95,255,286	$120,790	76,999,100	$98,871

 (c) Stock Options and Warrants

As at September 30, 2006, 3,731,950 options with a weighted average exercise price of $1.23 and a weighted average remaining life of 4.6 years were outstanding.

As at September 30, 2006, Ashton also had 2.5 million warrants with an average exercise price of $1.30 and a May 19, 2007 expiry date outstanding:

4.                   COMMITMENTS

As at September 30, 2006, Ashton had provided a letter of credit totalling approximately $8,000 with an expiry date of July 21, 2007 guaranteeing performance of exploration work on certain exploration properties.

Ashton has commitments under operating leases for its premises averaging approximately $300,000 per year over the next seven years.